EXHIBIT 99.1

Investor and Analyst Contact:                                Media Contact:
Jeffrey S. Beyersdorfer                                     Gary Hanson
(602) 286-1530                                        (602) 286-1777

WESTERN REFINING TO PARTICIPATE IN INVESTOR CONFERENCES

EL PASO, Texas – May 13, 2013 - Western Refining, Inc. (NYSE:WNR) announced today that Company management will participate in the Bank of America Merrill Lynch Global Energy and Power Leveraged Finance Conference 2013 in New York City on Tuesday, May 14, 2013. The presentation is currently scheduled for 8:30 am ET on Tuesday, May 14, 2013, and will be webcast live. A link to the live webcast and presentation will be available on the Investor Relations section of Western Refining's website at www.wnr.com beginning May 14, 2013.

Company management will also participate in the Morgan Stanley Fourth Annual Refining Corporate Access Day in New York City, on Thursday, May 6, 2013. The meeting materials will be available beginning Tuesday, May 14, 2013, on the Investor Relations section of Western Refining's website at www.wnr.com.

The webcast and presentations will remain available on www.wnr.com in accordance with the Company’s investor presentation archive policy.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western's asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico, asphalt terminals in Albuquerque, El Paso, and Phoenix and Tucson, Arizona, retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.